Permian Basin Royalty Trust	Exhibit 99.1
NEWS RELEASE
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES MARCH CASH DISTRIBUTION
     DALLAS, Texas, March 20, 2009 – U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.029620 per unit, payable on April 14, 2009, to unit holders of record on March 31, 2009.
     This month’s distribution decreased due primarily to lower prices for both oil and gas and decreased production due to market demand. This would primarily reflect production for the month of January.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 32,395 bbls and 98,181 mcf. The average price for oil was $33.88 per bbl and for gas was $4.85 per mcf. Capital expenditures were approximately $1,001,666. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (mcf)	(per bbl)	(per mcf)
Current Month	32,395	98,181	$33.88	$4.85
Prior Month	38,432	170,765	$35.05	$4.84
     For additional information, including the latest financial reports and the 2008 tax information booklet on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 877.228.5085